Exhibit 10.16

DynaVox Systems Holdings LLC

2100 Wharton Street

Suite 400

Pittsburgh, PA 15203

Dated as of March 15, 2010

Vestar Capital Partners IV, L.P.

245 Park Avenue, 41st Floor

New York, New York 10167

Attention:  Erin Russell

Park Avenue Equity Management, LLC

500 Park Avenue, Suite 510

New York, New York 10022

Attention:  William E. Mayer

Gentlemen:

DynaVox Systems Holdings LLC, a Delaware limited liability company (“DynaVox”), hereby acknowledges and agrees that it has engaged Vestar Capital Partners IV, L.P. (“Vestar”) and Park Avenue Equity Management, LLC (“Park Avenue”) to provide it with transaction advisory services in respect of the initial public offering of the Class A common stock of DynaVox Inc. (the “IPO”), including structuring and advising DynaVox with respect to the IPO (the “IPO Transaction Advisory Services”).

DynaVox hereby agrees, in consideration of the IPO Transaction Advisory Services, that it shall, on the date of the closing of the IPO, pay $2,780,000 to Vestar and $320,000 to Park Avenue.

DynaVox hereby agrees to indemnify and hold harmless Vestar, Park Avenue and affiliates and their respective affiliates and partners, members, officers, directors, employees, agents, representatives and stockholders (each being an “Indemnified Party”) from and against any and all losses, claims, damages and liabilities of whatever kind or nature, joint or several, absolute, contingent or consequential, to which such Indemnified Party may become subject under any applicable federal or state law, or any claim made by any third party, or otherwise, to the extent they relate to or arise out of the services contemplated by this letter agreement or the engagement of Vestar and Park Avenue pursuant to, and the performance by Vestar and Park Avenue of the services contemplated by, this letter agreement.  DynaVox hereby agrees to reimburse any Indemnified Party for all reasonable costs and expenses (including reasonable attorneys’ fees and expenses) as they are incurred in connection with the investigation of, preparation for or defense of any pending or threatened claim for which the Indemnified Party would be entitled to indemnification under the terms of the previous sentence, or any action or proceeding arising therefrom, whether or not such Indemnified Party is a party hereto.  DynaVox will not be liable under the foregoing indemnification provision to the extent that any loss, claim, damage, liability, cost or expense is determined by a court, in a final judgment from which no further appeal may be taken, to have resulted primarily from the gross negligence or willful misconduct of Vestar or Park Avenue.  DynaVox shall not be obligated to make any payment to Vestar or Park Avenue hereunder unless and until the closing of the IPO.

This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the state of New York applicable to contracts made and to be performed therein.

This agreement may be executed in any number of counterparts, all of which together shall constitute a single instrument.

[Signature Page Follows]

If the foregoing is in accordance with your understanding of our agreement, kindly sign and return the enclosed copies hereof, whereupon this instrument, along with all counterparts hereof, shall become a legally binding agreement of  all of its signatories in accordance with its terms.

Very truly yours,

DynaVox Systems Holdings LLC

By:
Name:
Title:

Confirmed and agreed to as of the date first above written:

Vestar Capital Partners IV, L.P.

By:	Vestar Associates IV, L.P.,
its General Partner

By:	Vestar Associates Corporation IV,
its General Partner

By:
Name:
Title:

Park Avenue Equity Management, LLC

By:
Name:
Title:

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